HANGZHOU MEILIJIAN DAIRY PRODUCTS CO. LTD.


                   REPORT ON AUDITED FINANCIAL STATEMENTS


               FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997
                  AND THE SEVEN MONTHS ENDED JULY 31, 1998


                 HANGZHOU MEILIJIAN DAIRY PRODUCTS CO. LTD.

                        INDEX TO FINANCIAL STATEMENTS


Report of Independent Certified Public Accountants                     F-2

Financial Statements
  Balance Sheets                                                       F-3
  Statements of Operations                                             F-4
  Statements of Comprehensive Income (Loss)                            F-4
  Statements of Investors' Equity                                      F-5
  Statements of Cash Flows                                             F-6
  Summary of Accounting Policies                                       F-7
  Notes to Financial Statements                                        F-10


             REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors
China Peregrine Food Corporation

      We have audited the accompanying balance sheets of Hangzhou Meilijian Dairy Products Co. Ltd. (a Chinese corporation) as of December 31, 1996 and 1997 and July 31, 1998, and the related statements of operations, investors' equity and cash flows for the years ended December 31, 1996 and 1997 and the seven months ended July 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hangzhou Meilijian Dairy Products Co. Ltd. as of December 31, 1996 and 1997 and July 31, 1998, and the results of its operations and its cash flows for each of the years ended December 31, 1996 and 1997 and the seven months ended July 31,1998 in conformity with generally accepted accounting principles in the United States.




                                       BDO SEIDMAN, LLP

Los Angeles, California
December 18, 1999


                 HANGZHOU MEILIJIAN DAIRY PRODUCTS CO. LTD.

                               BALANCE SHEETS

                                                    December 31,
                                             --------------------------        July 31,
                                                1996            1997            1998
                                             ----------      ----------      ----------

                ASSETS

Current assets:
  Cash and cash equivalents                  $  230,245      $  227,079      $  239,686
  Accounts receivable, less allowances
   for doubtful accounts of $458,400,
   $676,148 and $676,140                        233,581         213,576         231,287
  Other receivable, less allowance for
   doubtful accounts of $182,268,
   $183,268 and $199,584                         51,592          66,836          20,866
  Inventory (Note 1)                            882,826       1,205,971       1,334,417
  Prepaid expenses                              134,163          89,985         102,080
                                             ------------------------------------------

Total current assets                          1,532,407       1,803,447       1,928,336
                                             ------------------------------------------

Property, plant and equipment, net
 (Notes 2 and 3)                              4,861,119       4,551,915       4,386,709
Construction in progress                          4,820          52,164          55,615
Other deferred items, net of amortization
 of $38,611, $58,480 and $70,019                158,781         139,351         127,809
Organizational expenses, net                     28,765          19,767          14,481
                                             ------------------------------------------

Total assets                                 $6,585,892      $6,566,644      $6,512,950
                                             ==========================================

    LIABILITIES AND INVESTORS' EQUITY

Current liabilities:
  Bank loans (Note 3)                        $1,542,503      $1,304,379      $1,425,138
  Related party loans (Note 4)                  136,200         169,359         185,917
  Accounts payable                              225,825         900,288         894,461
  Advances from customers                       306,346         243,279         229,459
  Accrued liabilities                            66,872         103,687         134,394
  Employee bonus and welfare fund                20,428          14,059           1,521
  Dividends payable                             137,732          17,106               -
                                             ------------------------------------------

Total current liabilities                     2,435,906       2,752,157       2,870,890

Long-term related party loans (Note 4)          722,636         718,203         674,071
                                             ------------------------------------------

Total liabilities                             3,158,542       3,470,360       3,544,961
                                             ------------------------------------------

Commitments and contingencies (Note 6)

Investors' equity:
  Paid-in capital                             5,100,000       5,100,000       5,100,000
  Appropriated earnings                         153,521         153,521         153,521
  Accumulated deficits                       (1,087,042)     (1,425,304)     (1,553,564)
  Translation adjustment                       (739,129)       (731,933)       (731,968)
                                             ------------------------------------------

Total investors' equity                       3,427,350       3,096,284       2,967,989
                                             ------------------------------------------

Total liabilities and investors' equity      $6,585,892      $6,566,644      $6,512,950
                                             ==========================================


        See accompanying summary of accounting policies and notes to financial statements.


                 HANGZHOU MEILIJIAN DAIRY PRODUCTS CO. LTD.

                          STATEMENTS OF OPERATIONS

                                                                              Seven
                                                                              Months
                                            Years Ended December 31,          Ended
                                            ------------------------         July 31,
                                             1996             1997             1998
                                             ----             ----           --------

Net sales                                $ 6,776,978      $ 6,244,687      $ 2,831,255

Cost of sales (Note 4)                     5,605,702        5,212,932        2,334,225
                                         ---------------------------------------------

Gross profit                               1,171,276        1,031,755          497,030

Selling expense                              790,357          495,604          243,416
General and administrative expense         1,123,219          708,856          280,487
                                         ---------------------------------------------

Loss from operations                        (742,300)        (172,705)         (26,873)

Other income (expense):
  Interest expense, net                     (288,545)        (212,043)         (97,776)
  Other, net                                 (56,197)          46,486           (3,611)
                                         ---------------------------------------------

Loss before income taxes                  (1,087,042)        (338,262)        (128,260)

Income tax provision (Note 5)                      -                -                -
                                         ---------------------------------------------

Net loss                                 $(1,087,042)     $  (388,262)     $  (128,260)
                                         =============================================



                  STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

                                                                              Seven
                                                                              Months
                                            Years Ended December 31,          Ended
                                            ------------------------         July 31,
                                             1996             1997             1998
                                             ----             ----           --------

Net loss                                 $(1,087,042)     $  (388,262)     $  (128,260)
Other comprehensive income (loss)
 - foreign currency translation
 adjustment                                    8,085            7,196              (35)
                                         ---------------------------------------------

Comprehensive loss                       $(1,078,957)     $  (381,066)     $  (128,295)
                                         =============================================



        See accompanying summary of accounting policies and notes to financial statements.


                 HANGZHOU MEILIJIAN DAIRY PRODUCTS CO. LTD.

                       STATEMENTS OF INVESTORS' EQUITY

                                    Paid-In Capital
                              -------------------------
                                Hangzhou       American
                              United Dairy      Flavor     Appropriated   Accumulated    Translation
                                Co., Ltd        China        Earnings    Profit/Deficit   Adjustment         Total
                              ------------     --------    ------------  --------------  -----------         -----

Balance, January 1, 1996       $2,448,000     $2,652,000     $ 97,360     $   372,614     $(745,422)     $ 4,824,552

Enterprise expansion fund               -              -       18,720         (18,720)            -                -
Reserve fund                            -              -       37,441         (37,441)            -                -
Employee bonus and welfare
 fund                                   -              -            -         (37,441)            -          (37,441)
Dividend declared                       -              -            -        (280,804)            -         (280,804)
Net loss                                -              -            -      (1,087,042)            -       (1,087,042)
Translation adjustments                 -              -            -           1,792         6,293            8,085
                               -------------------------------------------------------------------------------------

Balance, December 31, 1996      2,448,000      2,652,000      153,521      (1,087,042)     (739,129)       3,427,350

Net loss                                -              -            -        (338,262)            -         (338,262)
Translation adjustments                 -              -            -               -         7,196            7,196
                               -------------------------------------------------------------------------------------

Balance, December 31, 1997      2,448,000      2,652,000      153,521      (1,425,304)     (731,933)       3,096,284

Net loss                                -              -            -        (128,260)            -         (128,260)
Translation adjustments                 -              -            -               -           (35)             (35)
                               -------------------------------------------------------------------------------------

Balance, July 31, 1998         $2,448,000     $2,652,000     $153,521     $(1,553,564)    $(731,968)     $ 2,967,989
                               =====================================================================================


        See accompanying summary of accounting policies and notes to financial statements.


                 HANGZHOU MEILIJIAN DAIRY PRODUCTS CO. LTD.

                          STATEMENTS OF CASH FLOWS
              Increase (Decrease) in Cash and Cash Equivalents

                                                                                               Seven
                                                                                               Months
                                                           Year Ended December 31,             Ended
                                                           -----------------------            July 31,
                                                            1996              1997              1998
                                                            ----              ----            --------

Cash flows from operating activities:
  Net loss                                              $(1,087,042)      $  (338,262)      $  (128,260)
    Adjustments to reconcile net loss to net cash
     provided by (used in) operating activities:
      Depreciation and amortization                         346,427           345,345           201,072
      Provision for bad debts                               637,965           218,632            16,176
      Provision for inventory reserve                             -                 -            24,045
      Loss on disposal of fixed assets                       32,070             9,334                 -
      Increase (decrease) from changes in:
        Accounts receivable                                (291,511)         (196,454)          (17,711)
        Other receivable                                    173,649           (15,980)           29,794
        Inventory                                           454,369          (323,145)         (152,491)
        Prepaids                                            231,921            44,179           (12,095)
        Accounts payable                                    135,359           674,463            (5,827)
        Advances from customers                             (11,298)          (63,067)          (13,820)
        Accrued liabilities                                (327,448)           36,814            30,707
        Employee bonus and welfare fund                     (77,241)           (6,369)          (12,538)
        Dividends payable                                  (207,817)         (120,626)          (17,106)
                                                        -----------------------------------------------

Net cash provided by (used in) operating activities           9,403           264,864           (58,054)
                                                        -----------------------------------------------

Cash flows from investing activities:
  Proceeds from disposal of fixed assets                     13,736            26,796                 -
  Purchase of equipment and machinery                       (82,609)          (34,425)          (19,023)
  Additions to construction in progress                           -           (47,344)           (3,451)
                                                        -----------------------------------------------

Net cash used in investing activities                       (68,873)          (54,973)          (22,474)
                                                        -----------------------------------------------

Cash flows from financing activities:
  Proceeds from related party loans                               -            28,727                 -
  Repayments of related party loans                         (12,770)                -           (27,575)
  Proceeds from bank loans                                5,175,342         4,186,329         1,727,115
  Repayments for bank loans                              (5,028,960)       (4,427,480)       (1,606,338)
                                                        -----------------------------------------------

Net cash provided by (used in) financing activities         133,612          (212,524)           93,202
                                                        -----------------------------------------------

Effect of changes in exchange rates on cash                    (963)             (533)              (67)
                                                        -----------------------------------------------

Net increase (decrease) in cash and cash equivalents         73,179            (3,166)           12,607

Cash and cash equivalents, beginning of period              157,066           230,245           227,079
                                                        -----------------------------------------------

Cash and cash equivalents, end of period                $   230,245       $   227,079       $   239,686
                                                        ===============================================

Supplementary information:

Cash paid during the year:
  Interest                                              $   302,523       $   236,828       $   108,723
                                                        ===============================================

        See accompanying summary of accounting policies and notes to financial statements.


                 HANGZHOU MEILIJIAN DAIRY PRODUCTS CO. LTD.

                       SUMMARY OF ACCOUNTING POLICIES

Basis of Presentation

      Hangzhou Meilijian Dairy Products Co. Ltd. (the Company) is a foreign investment joint venture with US$5.1 million of registered capital. The Company was established under the laws of People's Republic of China on October 25, 1993. American Flavor China, Inc. (AFC), a U.S. Delaware company, has a 52% interest in the Company and Hangzhou United Dairy Company
(HDC) has a 48% interest in the Company. The Company manufactures and distributes dairy products and juice based ultra high temperature (UHT) products to distributors, retailers and residents in the City of Hangzhou.

Basis of Accounting

      The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). and are presented in U.S. dollars.

Revenue Recognition

      The Company recognizes revenue when the risk of loss for the product passes to the customer, which is generally when goods are shipped.

Cash and Cash Equivalents

      The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Inventory Valuation

      Inventory is stated at the lower of cost or market. Costs are determined on a weighted average basis

Foreign Currency Translation and Transactions

      The financial position and results of operations of the Company are determined using local currency as the functional currency. Assets and liabilities are translated at the prevailing exchange rate in effect at the end of each reporting period. Contributed capital accounts are translated using the historical rate of exchange at the time of capital contribution. Income statement accounts are translated at the average rate of exchange during the reporting period. Translation adjustments arising from the use of different exchange rates from period to period are included in the cumulative translation adjustment account in investors' equity. Gains and losses resulting from foreign currency transactions are included in other income (expense).

Property, Plant and Equipment

      Property, plant and equipment are stated at cost. Depreciation is computed primarily using the straight-line method over the estimated useful lives of the assets as follows :

                                        Estimated Useful Life
                                             (in years)
                                        ---------------------

      Plant and building                         20
      Machinery and equipment                    10
      Office equipment                            5
      Vehicles                                    5


      Maintenance, repairs and minor renewals are charged directly to expenses as incurred. Additions and betterment to property and equipment are capitalized. When assets are disposed of, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the statement of operations.

Value Added Tax

      The Company is subject to value added tax (VAT) imposed by the Chinese government on the Company's domestic sales. The output VAT is 17% for sale of sweet milk, milk powder and other products and 13% for sale of fresh milk and UHT products. The input VAT is paid when the Company purchases raw materials. The input VAT can be offset against output VAT and the VAT payable balance on the Balance Sheet is the net VAT and is included in accrued liabilities.

Construction in Progress

      Construction in progress is stated at cost. All direct construction costs are capitalized as long term assets. No interest has been capitalized.

Other Deferred Items

      Other deferred items are composed of trademarks and costs to upgrade utility capacity, such as telephone, electricity and water supply. All these costs are amortized over a period of ten years in accordance with Chinese government regulation.

Organizational Expenses

      Organizational expenses are capitalized and amortized over a period of five years from the date of commencement of business.

Use of Estimates

      The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenue and expenses during the reporting period. Among the more significant estimates included in these financial statements are the estimated allowance for doubtful accounts receivable and the deferred income tax asset allowance. Actual results could differ from those estimates.

Accounts Receivable and Concentration of Credit Risk

      The Company's main businesses are manufacturing and distribution. Sales are made for cash or on credit. The Company reviews its accounts receivable on a regular basis to determine if any allowance for bad debts is necessary at the end each reporting period. The Company maintains its cash accounts in high quality financial institutions.

Fair Value of Financial Instruments

      The carrying amount of cash, trade accounts receivable, notes receivable, trade accounts payable and accrued payable are reasonable estimates of their fair value because of the short maturity of these items. The carrying amounts of the Company's credit facilities approximate fair value because the interest rates on these instruments are subject to change with market interest rates.

Income Taxes

      The Company accounts for income taxes using the liability method, which requires an entity to recognize deferred tax liabilities and assets. Deferred income taxes are recognized based on the differences between the tax bases of assets and liabilities and their reported amounts in the financial statements which will result in taxable or deductible amounts in future years. Further, the effects of enacted tax laws or rate changes are included as part of deferred tax expenses or benefits in the period that covers the enactment date. A valuation allowance is recognized if it is more likely than not that some portion, or all of, a deferred tax asset will not be realized.

Appropriated Earnings

      In light of Chinese law, the Company must appropriate its after tax profit generated through operations before profit distribution at certain percentage, which should be determined by the Board of Directors of the Company. Three types of funds need to be appropriated: enterprise expansion fund, reserve fund, and employee bonus and welfare fund. The reserve fund and enterprise expansion fund, which are reported as appropriated earnings, are non-distributable in nature but can be used to offset prior year's losses or converted into paid-in capital.

      According to the Chinese government regulations, the employee welfare fund can be used only for the collective benefit of the Company's employees such as the construction of dormitories, cafeteria and other employees welfare facilities. This fund is reported as part of liabilities of the Company. Under U.S. GAAP, the appropriations to this fund are charged to general and administrative expenses as employee fringe benefit.

New Accounting Standards Not Adopted Yet

      In February 1998, Statement of Financial Accounting Standards No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits" (SFAS No. 132) amended the disclosure requirements for pensions and other postretirement benefits. The Company does not expect the adoption to have significant change on the Company's financial statement disclosures.

      In June 1998, the Financial Accounting Standards Board issued Statement of Financial Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). SFAS No. 133 requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999.

      Historically, the Company has not entered into derivatives contracts either to hedge existing risks or for speculative purposes. Accordingly, the Company does not expect adoption of the new standard on January 1, 2000 to affect its financial statements.

      The Accounting Standards Executive Committee issued Statement of Position ("SOP") 98-5 "Reporting on the Costs of Start-Up Activities" which will be effective for financial statements for fiscal years after December 15, 1998 and requires that costs of start-up activities, including organization costs, be expensed as incurred. In accordance with SOP 98-5, the Company expects to write off organizational expenses in 1999.


                 HANGZHOU MEILIJIAN DAIRY PRODUCTS CO. LTD.

                        NOTES TO FINANCIAL STATEMENTS

NOTE 1-INVENTORY

       Inventory consist of:

                                       December 31,
                                   -------------------          July 31,
                                   1996           1997            1998
                                   ----           ----          --------

      Raw materials              $503,168      $  641,718      $  538,360
      Finished goods              379,658         564,253         820,101
      Allowance for spoilage            -               -         (24,044)
                                 ----------------------------------------

      Total                      $882,826      $1,205,971      $1,334,417
                                 ========================================


NOTE 2-PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment consists of:

                                                          December 31,
                                                    -------------------------      July 31,
                                                       1996           1997           1998
                                                       ----           ----         --------

      Plant and buildings                           $1,233,413     $1,229,552     $1,229,537
      Machinery                                      3,914,697      3,898,212      3,898,165
      Office equipment                                 117,410        121,803        121,801
      Vehicles                                         228,472        237,444        256,531
                                                    ----------------------------------------
                                                     5,493,992      5,487,011      5,506,034
      Accumulated depreciation and amortization       (632,873)      (935,096)    (1,119,325)
                                                    ----------------------------------------
      Property, plant and equipment, net            $4,861,119     $4,551,915     $4,386,709
                                                    ----------------------------------------


NOTE 3-BANK LOANS

      The balances of the short-term bank loans consists of:


                                                          December 31,
                                                    -------------------------      July 31,
                                                       1996           1997           1998
                                                       ----           ----         --------

      Bank of China                                 $1,060,471     $  942,051     $1,062,814
      Construction Bank of China                             -        120,776        181,162
      Industry and Commerce Bank of China              120,508        241,552        181,162
      CITIC Bank                                       241,016              -              -
      Huaxia Bank                                      120,508              -              -
                                                    ----------------------------------------
      Total                                         $1,542,503     $1,304,379     $1,425,138
                                                    ----------------------------------------


      The Company obtained revolving lines of credit from major state-owed commercial banks in China for working capital purpose. Aggregately, these lines of credit allowed the Company to borrow money up to RMB13 million (approximately US$1,570,000 as of July 31, 1998). These lines of credit have terms ranging from three months to seven months with a floating interest rate at July 31, 1998 ranging from 7.5% to 10% per annum subject to change based on notice from the central bank, People's Bank of China. These lines of credit must be paid off when due to avoid penalty interest.

      All these lines of credit were guaranteed by Hangzhou AOYIPOLLEN Pharmaceutical Co. Ltd., a related party to Hangzhou United Dairy Company. Starting September 1997, all the lines of credits from Bank of China were collateralized by substantially all the fixed assets of the Company, in addition to the guarantee provided by Hangzhou AOYIPOLLEN Pharmaceutical Co., Ltd.

NOTE 4-RELATED PARTY TRANSACTIONS

      The balances of related party loans consisted of:

                                                 December 31,
                                             -------------------         July 31,
                                             1996           1997           1998
                                             ----           ----         --------

      Shareholder loans-AFC               $ 179,719      $ 198,687      $ 188,207
      Shareholder loans-HDC                 172,618        187,290        176,241
      Fixed asset loan from HDC             458,295        459,314        459,308
      Trademark obligation to HDC            48,204         42,272         36,232
                                          ---------------------------------------
                                            858,836        887,562        859,988
      Less: current portion
      Shareholder loans - AFC               (86,174)      (104,933)      (110,368)
      Shareholder loans - HDC               (50,026)       (64,426)       (75,549)
                                           ---------------------------------------
                                           (136,200)      (169,359)      (185,917)
                                           ---------------------------------------

       Long-term related party loans       $ 722,636      $ 718,203      $ 674,071
                                           =======================================

      In the course of setting up the Company, HDC contributed fixed assets with a value in excess of its required capital contribution amount. Based on an agreement signed by the Chinese and American investors, the excess portion was treated as a fixed asset loan from HDC at an interest 8% per annum.

      On January 1, 1994, HDC provided the Company with the use of its trademark, which was valued at RMB500,000 (approximately US$60,245). The Company recorded this trademark value as a part of deferred assets and a shareholder loan. The Company recorded amortization of RMB50,000 (approximately US$6,025) per year for trademark and paid cash of RMB50,000 to HDC per year against the shareholder loan.

      The Company purchased from ranches owned by Hangzhou United Dairy Company raw milk of US$3,180,267, US$2,933,221 and US$1,480,528 for the period ended December 31, 1996 and 1997 and seven months ended July 31, 1998.

NOTE 5-INCOME TAXES

      The Company is subject to Chinese Foreign Investment Enterprise Income Tax of 33%, of which 30% is attributed to the central government and 3% to the provincial government. Under the relevant income tax law, a foreign investment enterprise with an operating period of more than ten years is entitled to a 100% income tax credit for the initial two years a and 50% income tax credit for the following three years starting in the first year of taxable income. In accordance with China's corporate income tax regulations, the Company had approximately US$657,000 net operation loss carryforward available. Net operating losses are carried forward for five years. The following tables reflect income tax provision:

                                                                 Seven
                                                                 Months
                                    Year Ended December 31,      Ended
                                    -----------------------     July 31,
                                      1996         1997           1998
                                      ----         ----         --------

      Income tax provision            $  -         $  -           $  -
                                      --------------------------------

                                      $  -         $  -           $  -
                                      ================================


      The components of the net deferred tax asset and liability are as follows:

                                                    December 31,
                                               -----------------------     July 31,
                                                 1996          1997          1998
                                                 ----          ----        --------

      Deferred tax assets:
        Allowance for doubtful accounts        $ 211,421     $  71,764     $   5,338
        Inventory reserves                             -             -         7,935
        Net operating losses carryforwards       145,453       114,835        97,538
        Valuation allowance                     (356,874)     (186,599)     (110,811)

                                               $       -     $       -     $       -

      Management is unable to determine whether the realization of the net deferred tax asset is more likely than not, therefore, a 100% valuation allowance has been established.

      The difference between the effective tax rate and that computed under the federal statutory rate is as follows:

                                                                       Seven Months
                                            Year Ended December 31,       Ended
                                            -----------------------      July 31,
                                               1996         1997           1998
                                               ----         ----       ------------

      Statutory income tax rate              $ 33.0 %     $ 33.0 %       $ 33.0 %
      Income tax incentive program            (16.5)%      (16.5)%        (16.5)%
      Utilization of net operating loss       (16.5)%      (16.5)%        (16.5)%
                                             ------------------------------------
                                             $    - %     $    - %       $    - %
                                             ------------------------------------

NOTE 6-COMMITMENTS AND CONTINGENCIES

Commitments

      The Company has leased the plant land from the City of Hangzhou under operating leases expiring at December 31, 2013.

      Future minimum payments required under land leases that have an initial or a remaining lease term in excess of one year at July 31, 1998 are as follows:

      Year ending December 31,                    Amount
      ------------------------                    ------

               1999                             $ 57,197
               2000                               40,374
               2001                               40,374
               2002                               40,374
               2003                               40,374
               Thereafter                        403,741
                                                --------

                                                $622,434
                                                ========


      The Company paid $8,000 as a land usage fee and $31,885 as a land development fee in 1996, 1997 and 1998.

      The Company provided cross guarantees for the outstanding bank loans of approximately US$1,330,000, US$1,450,000 and US$1,580,000 borrowed by Hangzhou AOYIPOLLEN Pharmaceutical Co. Ltd. as of December 31, 1996, 1997 and 1998.

      Hangzhou AOYIPOLLEN Pharmaceutical Co. Ltd's financial information for the years ended December 31, 1996, 1997 and 1998 is as follows:

                                                     December 31,
                                         ------------------------------------
                                         1996            1997            1998
                                         ----            ----            ----

      Total assets                    $7,108,274      $7,460,139      $7,465,889
      Total liabilities                3,477,424       3,562,973       3,441,873
      Total revenue                    4,800,739       4,768,897       5,259,179
      Net income                         278,725         302,406         212,465
      Total bank loans guaranteed
       by Meilijain                    1,327,028       1,449,310       1,570,200

NOTE 7-SUBSEQUENT EVENT

      Subsequent to July 31, 1998, China Peregrine Food Corporation (CPFC) acquired the equity interest of and shareholder loans from American Flavor China by executing a purchase agreement between CPFC and AFC with the approval of Hangzhou United Dairy Company.